EXHIBIT 23.4

Consent of Qualified Person

In connection with the Idaho Strategic Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2023 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), the undersigned consents to:

(i) the filing and use of the technical report summary titled “Technical Report Summary For The Golden Chest Mine, Idaho, U.S.A.” (the “TRS”), with an effective date of December 31, 2023, as an exhibit to and referenced in the Form 10-K;

(ii) the incorporation by reference of the TRS in the Registration Statements on Form S-3, as amended (Registration No. 333-264647) (the “Registration Statement”):

(iii) the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS, Form 10-K and the Registration Statement; and

(iv) any extracts or summaries of the TRS included or incorporated by reference in the Form 10-K and the Registration Statement, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and the Registration Statement.

Dated: March 25, 2024

By: /s/ Andrew Brackebusch, P.E.

Name: Andrew Brackebusch